EXHIBIT 23.2

INDEPENDENT AUDITOR'S CONSENT

To the Board of Directors and Stockholders of Sentigen Holding Corp.

We have issued our report dated February 16, 2001, covering the accompanying consolidated balance sheets of Sentigen Holding Corp. and Subsidiaries, as of December 31, 2000 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years ended December 31, 2000 and 1999 included in the Annual Report of Sentigen Holding Corp. and Subsidiaries on Form 10-K for the year ended December 31, 2001. We hereby consent to the incorporation by reference of said report in the Registration Statement on Form S-1 (Commission File No.: 333-60858) and in the Registration Statement on Form S-8 (Commission File No.: 333-49072) of Sentigen Holding Corp. and Subsidiaries.

/s/ RAICH ENDE MALTER & CO. LLP
RAICH ENDE MALTER & CO. LLP
East Meadow, New York
March 28, 2002